UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 23, 2016

THE ALLSTATE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-11840	36-3871531
(State or other	(Commission	(IRS Employer
jurisdiction of incorporation)	File Number)	Identification No.)

2775 Sanders Road, Northbrook, Illinois   60062
(Address of principal executive offices)    (Zip Code)

Registrant's telephone number, including area code: (847) 402-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01. Other Events.

Item 8.01. Other Events.

On September 23, 2016, the Registrant entered into a new accelerated share repurchase agreement (“ASR”) with Wells Fargo Bank, National Association (“Wells Fargo”), to purchase $250 million of its outstanding common stock. The majority of the shares to be repurchased under this ASR (3.1 million shares) will be received by the Registrant at the agreement’s inception. It is expected that Wells Fargo will purchase the shares that it delivers in the market no later than November 23, 2016. The final purchase price per share and number of shares to be delivered by Wells Fargo will be determined at the conclusion of the agreement and settlement will consist of the Registrant receiving shares based on the average of the daily volume weighted average prices of the Registrant’s common stock during the period of Wells Fargo’s purchases. If the Registrant is required to pay a settlement amount, the Registrant may elect to settle in cash or shares of its common stock. All of the shares acquired by the Registrant under the agreement will be placed into its treasury.

On September 16, 2016, the Registrant completed its previously announced ASR with Barclays Bank PLC. Under the agreement, the Registrant repurchased 5,187,531 common shares (or 1.4% of its shares outstanding as of the date the agreement was executed, June 1, 2016) at an average share price of $67.47. The Registrant has placed all of the shares acquired under the agreement into its treasury.

These agreements are part of the Registrant’s common share repurchase program totaling $1.5 billion that was announced on May 4, 2016. During 2016 the Registrant has repurchased 13.6 million common shares in total as of September 23, 2016, for an aggregate amount of $881.9 million, including 8.4 million common shares for an aggregate amount of $531.9 million repurchased under the prior $3 billion common share repurchase program completed in April 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE ALLSTATE CORPORATION
(Registrant)

By:	/s/ Daniel G. Gordon
Name:	Daniel G. Gordon
Title:	Vice President, Assistant General Counsel and Assistant Secretary

Date: September 26, 2016

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